Exhibit 99.1

January 31, 2017

Earnings Report – December 31, 2016

Record Earnings and Assets

Dear Shareholders:

We are pleased to announce record earnings and record assets for your company. Year-to-date net income was $8.6 million for the period ending December 31, 2016 compared to $6.8 million for the period ending December 31, 2015, reflecting an increase of 25.4%. Year-to-date diluted earnings per share was $2.87 for the period ending December 31, 2016 compared to $2.40 for the same period last year, an increase of 19.6%. Net income and diluted earnings per share were the highest in our history.

Total assets were $1.03 billion as of December 31, 2016 compared to $974.7 million as of December 31, 2015 reflecting growth of 5.5%. Total ending assets was the highest in our history.

The increase in earnings and assets reflects our collective efforts of fully incorporating Madison Bank into our operations, pursuing profitable organic growth opportunities, and implementing strategies to improve our core efficiency.

The increase in year-to-date net income of $1.7 million from prior year was driven by an increase in net interest income after provision of $3.3 million, offset by an increase in other expenses of $2.0 million. The improvement in net interest income was due to increased loans and securities associated with the growth in those asset classes as well as improved asset quality. The rise in other expenses was due to, among other things, an increase in compensation expense associated with an increase in employees year-over-year, an increase in professional consulting expenses related to an efficiency analysis conducted in 2016, and a fixed asset write down for the restructuring efforts we are currently undertaking in our Clark County region.

We believe the one-time costs for the consulting study and the restructuring changes to be an investment in our future. The costs for the efficiency study were incurred in 2016 while the benefit of the changes we made in response to the study will be derived in future periods. The restructuring changes in our Clark County market will result in a more efficient branch design, allowing us to serve more customers with the same staffing levels.

We are pleased with the 2016 results and believe we are well positioned for 2017, but recognize the banking industry continues to face challenges including heightened competition and enhanced supervisory oversight. This environment exerts downward pressure on revenues and upward pressure on costs. In response to these challenges, we are pursuing opportunities for profitable growth and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees. Thank you for your continued support and we look forward to the new year.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	12/31/2016	12/31/2015	Change

Assets
Cash & Due From Banks	$42,052	$26,546	58.4%
Interest Bearing Time Deposits	5,029	4,874	3.2
Securities	273,770	264,212	3.6
Trading Assets	5,592	5,531	1.1
Loans Held for Sale	724	624	16.0
Loans	656,007	624,121	5.1
Reserve for Loan Losses	7,541	6,521	15.6
Net Loans	648,466	617,600	5.0
Federal Funds Sold	1,198	1,502	(20.2)
Other Assets	51,616	53,795	(4.1)
Total Assets	$1,028,447	$974,684	5.5%

Liabilities & Stockholders' Equity
Deposits
Demand	$219,556	$209,289	4.9%
Savings & Interest Checking	382,020	349,183	9.4
Certificates of Deposit	201,405	200,509	0.4
Total Deposits	802,981	758,981	5.8
Repurchase Agreements	20,873	18,514	12.7
Other Borrowed Funds	103,807	99,844	4.0
Other Liabilities	7,814	7,932	(1.5)
Total Liabilities	935,475	885,271	5.7
Stockholders' Equity	92,972	89,413	4.0
Total Liabilities & Stockholders' Equity	$1,028,447	$974,684	5.5%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Years Ending			Three Months Ending
			Percentage			Percentage
	12/31/2016	12/31/2015	Change	12/31/2016	12/31/2015	Change
Interest Income	$36,554	$33,185	10.2%	$9,164	$8,978	2.1%
Interest Expense	4,426	4,050	9.3	1,096	1,067	2.7
Net Interest Income	32,128	29,135	10.3	8,068	7,911	2.0
Loan Loss Provision	1,150	1,450	(20.7)	375	425	(11.8)
Net Interest Income After Provision	30,978	27,685	11.9	7,693	7,486	2.8
Other Income	12,149	11,484	5.8	3,017	2,602	15.9
Other Expenses	33,785	31,807	6.2	8,232	8,313	(1.0)
Income Before Taxes	9,342	7,362	26.9	2,478	1,775	39.6
Income Taxes	773	530	45.8	193	121	59.5
Net Income	$8,569	$6,832	25.4%	$2,285	$1,654	38.1%
Net Change in Unrealized Gain (Loss) on Securities	(1,315)	(432)	(204.4)	(4,558)	(1,198)	(280.5)
Comprehensive Income (Loss)	$7,254	$6,400	13.3%	$(2,273)	$456	(598.5)%

Selected Ratios
Return on Average Assets	0.86%	0.76%		0.91%	0.68%
Return on Average Equity	9.10	8.20		9.60	7.22

Earnings Per Share	$2.87	$2.40		$0.77	$0.57
Earnings Per Share - assuming dilution	2.87	2.40		0.77	0.57
Cash Dividends Per Share	1.08	1.04		0.27	0.26
Book Value Per Share	31.27	29.62

Market Price	High	Low	Close
Fourth Quarter '16	$32.65	$30.01	$32.50
Third Quarter '16	31.00	27.00	31.00